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                                                                  EXHIBIT (p)(2)



                          SHAY ASSETS MANAGEMENT, INC.

                                 CODE OF ETHICS


                                JANUARY 31, 2005


1.       Purpose

         This Code of Ethics has been adopted by Shay Assets Management, Inc. in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"). Rule 204A-1 requires federally registered investment advisers to adopt a code of ethics that sets forth standards of business conduct required of supervised persons and requires the reporting and review of personal securities transactions of access persons. Rule 17j-1 generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by affiliated persons of such companies. The purpose of this Code of Ethics is to provide procedures consistent with Rule 204A-1 and Rule 17j-1.

2.       Standards of Business Conduct

         (a) The fiduciary relationship between the Adviser and each Fund mandates adherence by the Adviser and its Supervised Persons to the highest standards of conduct and integrity. Supervised Persons shall not in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Fund:

                  (1) employ any device, scheme or artifice to defraud the Fund;

                  (2) make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;

                  (3) engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

                  (4) engage in any manipulative practice with respect to the Fund.

         (b) The Adviser and its Supervised Persons must always put the interests of the Funds first. Accordingly, Supervised Persons acting in a fiduciary capacity shall carry out their duties for the exclusive benefit of the Funds. Consistent with this fiduciary duty, the interests of each Fund shall take priority over the investment desires of the Adviser and its Supervised Persons. There shall be no conflict, or appearance of conflict, between the self-interest of any Supervised Person and the responsibilities of that Supervised Person to the Adviser or the Funds.

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         (c)      Supervised Persons shall never improperly use their position with the Adviser for personal or private gain to themselves, their family or any other person.

         (d) Supervised Persons shall comply with applicable Federal Securities Laws.

         (e) Supervised Persons shall conduct themselves in a manner consistent with this Code of Ethics.

3.       Definitions

         (a) "Access Person" means any director, officer and Advisory Person of the Adviser and any Supervised Person who has access to nonpublic information regarding any Fund's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to Funds or who has access to such recommendations that are nonpublic.

         (b)      "Adviser" means Shay Assets Management, Inc.

         (c) "Advisory Person" of the Adviser means (i) any director, officer and employee of the Adviser (or of any company in a control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of Covered Securities; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by the Fund.

         (d) "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

         (e) "Beneficial ownership" shall be interpreted in the same manner as it would be in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires (see Annex A).

         (f) "Compliance Officer" means the Chief Compliance Officer of the Adviser.

         (g)      "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the 1940 Act.

         (h) "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, except that it shall not include (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality


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                  short-term debt instruments, including repurchase agreements;
                  and (iii) shares issued by money market funds and open-end investment companies that are not Funds.

         (i) "Ethics Committee" shall mean the person or persons appointed to administer this Code of Ethics. The members of the Ethics Committee are identified on Exhibit I attached hereto.

         (j) "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

         (k) "Fund" means any investment company registered under the 1940 Act (1) for which the Adviser serves as an investment adviser (as defined in Section 2(a)(20) of the 1940 Act) or (2) whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser or is under common control with the Adviser.

         (l) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (m) "Investment Department Personnel" means (i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund or assists in the trading process; and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by the Fund.

         (n) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
                  Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

         (o) "Purchase or Sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

         (p) "Security Held or to be Acquired" by a Fund means: (i) any Covered Security which, within the most recent 15 days (A) is or has been held by the Fund or (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (p)(i).


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         (q)      "Supervised Person" means any director, officer or employee of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser's supervision and control.

         (r) For purposes of this Code, (i) securities or instruments that are convertible into or exchangeable for a security shall be considered to be the same security as the security into which they are convertible or exchangeable, (ii) options and warrants with respect to a security shall be considered to be the same security as the security for which they are exercisable and (iii) securities and instruments that otherwise are economically related to a security shall be considered to be the same security as such other security.

4.       Prohibited Purchases and Sales

         (a) No Access Person and no Investment Department Personnel shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

                  (1)      is being considered for purchase or sale by any Fund;
                           or

                  (2)      is being purchased or sold by any Fund

                  until either the Fund's transactions have been completed or consideration of such transactions is abandoned.

         (b) No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of a Fund) any information regarding securities transactions by a Fund or consideration by a Fund or the Adviser of any securities transactions, other than information that is contained in reports to shareholders of the Fund or otherwise is publicly available.

         (c) No Access Person shall recommend any securities transactions for a Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other.

         (d) Access Persons and Investment Department Personnel may not acquire beneficial ownership, directly or indirectly, in any security in an Initial Public Offering or in a Limited Offering without the express prior approval of the Ethics Committee. Access Persons and Investment Department Personnel who have been authorized to acquire a security in an Initial Public Offering or in a Limited Offering pursuant to this subsection must disclose that investment if they participate in any subsequent consideration by the Adviser of an investment in the issuer of that


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                  security. The Adviser's investment decision with respect to such a security must be independently reviewed by investment personnel with no personal interest in the issuer of the security.

         (e) No Investment Department Personnel may execute a securities transaction on a day during which a Fund has a pending "buy" or "sell" order in that same security (other than transactions for the account of other bona fide clients) until that order is executed or withdrawn. In addition, a portfolio manager of a Fund may not buy or sell a security within seven calendar days before or after a portfolio that he or she manages trades in that security; provided, however, a portfolio manager may sell a security within seven calendar days after the portfolio executed a sales transaction in that same security if the portfolio no longer has a position in that security. Any profits realized by Investment Department Personnel in contravention of this subsection must be disgorged, as determined by the Ethics Committee, to either the Fund or a charitable entity. Any payments to a charity will be directed by the Ethics Committee in a manner that does not produce any benefits to the Adviser or the person violating the Code.

5.       Exempted Transactions

         The prohibitions of Section 4 of this Code shall not apply to:

         (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

         (b) Purchases or sales which are non-volitional on the part of the Access Person.

         (c) Purchases which are part of an automatic dividend reinvestment plan.

         (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (e) Purchases or sales which are determined by the Ethics Committee to be only remotely potentially harmful to a Fund because they would be very unlikely to affect the market for the securities involved, or because they clearly are not related economically to the securities to be purchased, sold or held by a Fund.

         (f) Purchases or sales of securities which are not eligible for purchase or sale by a Fund, except that Section 4(d) of this Code shall continue to apply.

6.       Preferential Treatment, Gifts and Entertainment

         No Access Person may seek or accept gifts, favors, preferential treatment or valuable consideration of more than a de minimis nature from any broker-dealer or other company or person that does business with or has proposed doing business with a Fund or any company in a control relationship with a Fund. For purposes of this subsection, de minimis is defined as reasonable and customary business entertainment, such as lunch or


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         dinner or tickets to sporting or cultural events, but does not include trips or similar activities.

7.       Service as a Director

         Investment Department Personnel are prohibited from serving on the board of directors of any publicly traded company, absent prior authorization by the Ethics Committee based upon a determination that the board service would be consistent with the interests of the Funds and that adequate procedures exist to ensure isolation from those making investment decisions.

8.       Reporting

         (a)      Exceptions from Reporting Requirements

                  (1) An Access Person need not make a quarterly transaction report under Section 8(b)(2) of this Code if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer with respect to the Access Person no later than 30 days after the end of the applicable calendar quarter, if all of the information required by that Section is contained in the broker trade confirmations or account statements, or in the records of the Adviser. Access Persons should instruct the bank or brokerage firm at which
                           (s)he maintains accounts to send duplicate copies of broker trade confirms and monthly or quarterly account statements to the President of the Adviser no later than 30 days after the end of each calendar quarter.

                  (2) A person need not make a report under Section 8(b) of this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control, except that reports shall be made with respect to any transactions in any Fund.

                  (3) An Access Person need not make a quarterly transaction report under Section 8(b)(2) of this Code with respect to transactions effected pursuant to an Automatic Investment Plan.

         (b) Unless excepted by Section 8(a) of this Code, every Access Person must report to the Compliance Officer:

                  (1) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

                           (A) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                           (B) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

                           (C) The date that the report is submitted by the Access Person.

                  (2) Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter the following information:

                           (A) With respect to any transaction during the quarter in a Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

                                    (i)      The date of the transaction, the
                                             title, and as applicable the
                                             exchange ticker symbol or CUSIP
                                             number, interest rate and maturity
                                             date (if applicable), number of
                                             shares and principal amount of each
                                             Covered Security involved;

                                    (ii)     The nature of the transaction
                                             (i.e., purchase, sale or any other
                                             type of acquisition or
                                             disposition);

                                    (iii)    The price of the Covered Security
                                             at which the transaction was
                                             effected;

                                    (iv)     The name of the broker, dealer or
                                             bank with or through which the
                                             transaction was effected; and

                                    (v)      The date that the report is
                                             submitted by the Access Person.

                           (B) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                                    (i)      The name of the broker, dealer or
                                             bank with whom the Access Person
                                             established the account;

                                    (ii)     The date the account was
                                             established; and

                                    (iii)    The date that the report is
                                             submitted by the Access Person.

                  (3) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):


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                           (A)      The title and type of security, and as
                                    applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                           (B) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                           (C) The date that the report is submitted by the Access Person.

         (c) Any report required by Section 8(b) of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

9.       Review of Reports

         The Compliance Officer must review the reports and/or broker trade confirmations or monthly or quarterly account statements submitted pursuant to Section 8 of this Code and monitor personal trading activity of all Access Persons for compliance with this Code.

10.      Acknowledgement and Notice

         (a) The Adviser shall provide each Supervised Person with a copy of this Code and any amendments thereof. Each Supervised Person shall acknowledge in writing their receipt of the Code and any amendments.

         (b) The Adviser must identify all of its Access Persons who are required to make reports pursuant to Section 8 of this Code and must inform those Access Persons of their reporting obligations.

11.      Reporting of Violations; Sanctions

         (a) Supervised Persons shall promptly report any violations of this Code of Ethics to the Compliance Officer.

         (b) The Adviser shall provide a written report to the Board of Directors or Trustees of each Fund, and the Board of Directors or Trustees shall consider, at least quarterly any issues arising under this Code or related compliance procedures since the most recent prior report, including but not limited to any material violations of this Code or related compliance procedures and the nature of any action taken by the Ethics Committee in respect of such violation.

         (c) Upon discovering a violation of this Code by any officer, director, employee or general partner of the Adviser or of any company that, directly or indirectly, controls or is under common control with the Adviser, the Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of


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                  censure or suspension, termination of the employment of the violator or disgorgement of profits.

12.      Miscellaneous

         (a) Management of the Adviser shall certify to the Board of Directors or Trustees of each Fund, no less frequently than annually, that the Adviser has adopted such procedures as are reasonably necessary to prevent Access Persons who are directors, officers, employees or controlling persons of the Adviser from violating this Code of Ethics.

         (b) The Compliance Officer on behalf of the Adviser shall prepare an annual report to the Board of Directors or Trustees of each Fund that (i) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year, (ii) identifies any violations requiring significant remedial action during the past year, and (iii) identifies any recommended changes in existing restrictions or procedures based upon the Adviser's experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

         (c) Recordkeeping: The Adviser shall maintain the following records:

                  (1) A copy of this Code and any amendment thereof and a copy of each code of ethics which is or at any time within the past five years has been in effect with respect to the Adviser;

                  (2) A record of any violation of this Code, as in effect from time to time, and of any action taken as a result of such violation, shall be preserved for a period of not less than five years following the end of the fiscal year in which the violation occurs;

                  (3)      A record of all written acknowledgments required by
                           Section 10(a) of this Code for each person who is currently, or within the past five years was, a Supervised Person of the Adviser;

                  (4) A copy of each report made by an Access Person pursuant to this Code (including any information provided pursuant to Section 8(a)(1)) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made;

                  (5) A record of the names of all persons who are currently, or within the past five years were, Access Persons;

                  (6) A list of the names of all persons who are, or within the past five years, have been, responsible for reviewing the reports filed pursuant to Section 8 of this Code;


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                  (7)      A record of any approvals granted pursuant to Section
                           4(d) and the reasons supporting the decision shall be preserved for a period of five years from the end of the fiscal year in which such approval is given; and

                  (8) A copy of each report made pursuant to Section 12(b) of this Code must be maintained for at least five years after the end of the fiscal year in which it was made.

                            *************************



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         I acknowledge that I have read the Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions required to be disclosed or reported by this Code of Ethics.

                                    Print Name
                                               --------------------------------

Date                                Signature
     -------------------------                ---------------------------------





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

                                                                         Annex A


         The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledgees, securities owned by a partnership in which he or she is a member, and securities owned by any corporation which he or she should regard as a personal holding corporation and securities in which the Access Person otherwise has a direct or indirect pecuniary interest as defined in Rule 16a-1(2) under the Securities Exchange Act of 1934. It would exclude securities held by a corporation or similar entity in which the Access Person is a shareholder if the Access Person is not a controlling shareholder of the corporation or entity and the Access Person does not have or share investment control over the entity's portfolio. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

         Ordinarily, this term would not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

         Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership." The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

         An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

         An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, children, or other person, even though he or she does not obtain therefrom the aforementioned benefits of ownership, if he or she can vest or revest title in him/herself at once or at some future time.

         A "security" is defined in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act as "any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a 'security,' or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing."




                                      A-2
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                                    EXHIBIT I

The current Members of the Ethics Committee are:

         Edward Sammons

         Robert Podraza



                                       I-1